ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                          Page 1


                             ALAMOSA HOLDINGS, INC.

                            Moderator: David Sharbutt
                                December 01, 2005
                                   11:30 am ET


Man: Good morning. Next up we have Alamosa PCS - speaking on behalf of Alamosa is David Sharbutt CEO. Alamosa is the largest Sprint affiliate with over 1.5 million direct subscribers - around 1.5 million direct subscribers and is operating 23 million POPs. The company recently announced that it's going to be acquired by Sprint. So I thought I would give a summary of Alamosa and then we'll have some questions on that.

David Sharbutt:       Thank you. First of all of course the safe harbor
                      provision you can't rely on anything I say especially anything forward looking additional disclosures. Let's talk about the investment highlights of why you would invest in wireless and then why Alamosa. Of course as we modify it somewhat I'll talk about the transaction - the planned transaction with Sprint that we're going to go to our shareholders for a vote after the first of the year.

                      The - the industry continues to grow and every year I think we face the questions of - is the growth over or is it not. But it continues to exceed expectations year after year. As we see data products coming on - we see increased acceptance of that which drives additional growth.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                          Page 2

                      And it really remains a differentiating product in media and telecom industries. And we see more and more services surrounding data in video offerings than I think we'll see that continue to grow.

                      We continue to see strong subscriber growth. In our operation of course - not only do we have organic growth of customer that we add directly but we have the (MVNO) - other carriers that use our network on a wholesale basis for us. That's primarily Virgin, Mobile and Qwest.

                      But the (MVNO) strategy - and I think there are about 20 of those in place today that continue to use our network and we derive economics from that. Of course you saw the announcement on the joint venture between Sprint and Nextel and various cable ventures.

                      We think that gives the opportunity to continue growth. And probably positions the Sprint franchise to do very well in the on-going battle as we see more and more products that are converged over wireless service.

                      Economics of the subscribers continues to be good. ARPU is really staying pretty flat. And that's really because of the increase and better usage - and the increase ARPU contribution from data. Six dollars of our ARPU in third quarter - approximately, was from data services.

                      The cash cost per user and CPGA remains relatively constant and our churn remains low. As you look at the cash flow generation our EBITDA in the third quarter we reported was $94 million with a margin of about 28%. In fact there were some events that caused that to be a little understated. During the third quarter we spent $2.8 million in legal and advisory fees in our dispute with Sprint.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
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                      In addition to that we have an accounting change on how we accrued for subscriber revenue and it has to do - combination of course as you think about it is this. We - we bill our customers in advance for their monthly occurring charges and bill them in arrears for their overage. And as we accrue those expenses as we got more and more history and more current data on that we determined that we had to make the correction to some accruals in that.

                      (We) had about - almost a $3 million accrual change in that. So our actual run rate we think in the third quarter is about $100 million of EBITDA. And in the - in the Alamosa silo where a large part of our debt lies the EBITDA margins approached 31%.

                      During the quarter our cash increased by $29 million. We had interest payments on a lot of our debt in the third quarter. And in the fourth quarter our cash will grow to more than net 29 million. So we continue to see increase in high margin revenue and that is from other carriers that use our network including Sprint and the wholesale users.

                      Our footprint as you can see in the gray - we cover a lot of the southwest and Midwest part of the United States also the South Carolina and some areas of North Carolina and Georgia and Washington, Oregon, Wisconsin and Missouri. In fact the - the area which it covers entails about 23 million pops which we cover 19.9 million approaching 20 million of those covered

                      We have 1.5 million approximately direct customers. And over 300,000 indirect customer and that is the wholesale users. And they are actually growing at a rate that's very comparable and maybe - and in various quarters maybe greater than our direct customers.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
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                      We operate in 19 states and 92 cities. Those markets
                      generally are less penetrated than the national markets.
                      We have a favorable roaming position because of the characteristics of the area. And the demographics of the area - it continues to grow faster than the national average. And we think the demographics overall are very positive.

                      We continue to have strong subscriber growth. If you look at the - gross adds and this is normalized in the metric of gross additions - gross activations per 100,000 covered pops which is the way a lot of carriers carry that. You can see it's been fairly constant in the last half of the year and tends to go up in the fourth quarter.

                      We anticipate it being greater than the 153 which stands for the third quarter. In our net adds you can see in the upper right has continued to be strong. If you look at the guidance that we've given we did not change our year end guidance which implies a number larger than what we had in the third quarter for the fourth quarter. We still feel confident that we'll make that number and therefore our guidance for subscriber year end subscriber numbers.

                      The - and again you can see how rapidly the wholesale and resale customers are growing in the lower right. The economics of those customers when we add continue to be strong - we've got our churn to a manageable level - it increased in the third quarter to a churn of 2.5%.

                      Primarily driven by an increase in involuntary churn in the AirGate territory. We had anticipated that going up pretty dramatically because some of the adds and the credit quality that was added in the first quarter of the year.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
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                      We expect that will decrease in the fourth quarter and
                      we'll end up the year within our guided numbers. Base ARPU as you can see continue to be relatively flat. The $55 in the quarter if you correct for the items that I talked about in the accrual is probably more - more consistent with what we had in the second quarter.

                      So we're still fairly confident with that. CPGA remains constant and CPGU is on a slight decline. You can see the makeup of the revenues here that - in the blue - roaming wholesale becomes larger and larger part of our business.

                      The great thing about that is it is another distribution channel for us. It's managed by others. It is primarily kept in traffic. It's by Sprint or by those (MVNO's) that have exclusive contracts with Sprint. And it includes some roaming from other carriers. But most of it is wholesale traffic. You can see the growth in EBITDA and the margin on EBITDA as we go forward.

                      Probably - more importantly is if you take the bottom representation which is EBITDA minus what we spent on fixed asset additions you can see we continue to grow the net cash in the business when you take into account reinvesting. And we continue to be pretty aggressive in our reinvestment and growth of our network. But even with that you can see growth and cash flow.

                      Roaming picture- here is a little bigger breakout - you can see in red is the Sprint direct traffic. So that is Sprint users that use our network continue to grow at a rapid rate. We have about - in the third quarter-a 1.19 to 1 ratio. So for every $1.19 that we receive from Sprint we pay a $1.00 for our customers roaming on the network. So the net on that is about 20% of the number depicted.

                      You can see the non-Sprint roaming has been relatively constant through this two year period. And what we've seen is we've seen growth in a lot of carriers - Verizon formerly used our network and they're using it less and less. But the biggest growth is in the quite area which is the wholesale and resale traffic.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
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                      We think that will have tremendous growth continue to
                      forward. This quarter we'll see the first launch of ESPN but really that's a pretty much a 2006 project where we're really starting to see ESPN - we think virgin mobile will continue to grow. We're seeing new growth out of Qwest. In our area of (Movida) will be a big player and others as they continue to grow through the non-Sprint usage of the network.

                      You know we acquired AirGate PCS which operates primarily in South Carolina on February 15. We have been through the process of integrating that into our system. As we went into that we said really three things that will happen. One was that we thought we could integrate it very quickly within the first - first 60 to 90 days - we'll have it fully integrated.

                      We said that it will take us a year to do the things that it took to bring their metrics up to ours because we'd have to do a lot of capital expenditures and also open up a lot of stores and change the way things have been done slightly in some of those areas.

                      And the other is we expect the synergies in a range of $10 million. As you see here the milestones of things we said we need to do - we closed the corporate headquarters which was in Atlanta and we reduced the staff by about 100 people, built 86 additional sites and we'll have another 30 or 40 sites coming on here by the end of the year.

                      We opened up three new retail stores or maybe more importantly 17 exclusive branded agent stores. So these are Sprint branded stores that are operated under a contract for us. And we've really started concentrated on the wholesale resale customers.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                          Page 7

                      We're starting to see good results out of the AirGate property - I think its going to be a tremendous operating property. And we think going into 2006 we have a position to - to have really good results.

                      A lot of talk about the cable and joint venture. Again we don't know very much about how that's put together except what you've heard in the press from Sprint. But I think it's a very exciting positioning by Sprint and the cable partners to - to be able to enter into that venture.

                      We have - there are going to be early call opportunities for the debt. And whether we continue to operate or Sprint operates it I think you'll see some exchange of debt. We'll probably see a lot of calls in the existing debt - certainly in the AirGate issues which are callable in 2006. But probably some in the Alamosa silo also.

                      We look at - at this situation with Sprint as you know we announced that we've entered into an agreement to go to our shareholders with an opportunity for Sprint to buy the company. That includes all of our customers and the - the operating area that we have. The transaction price - priced at $4.3 billion - that includes assumption of debt.

                      A little over a billion - we have net cash of about $150 so to the net number of net debt of about $900 million. So as we look at the projected operating - adjusted operating income before the depreciation and amortization in 2006 it's a multiple of about 9.8 times that number.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                          Page 8

                      The transaction terms are that each of our account shareholders will receive $18.75 per share in cash at the closing of the transaction. We have some preferred stock - preferred shareholders will receive $1378.69 in cash per unit. This is exactly the same as if they converted to common and took the cash. In addition they receive any accrued and unpaid dividends.

                      That takes us to a total transaction value of $4.3 billion including our net debt of $905. Again you can go through the calculations on the fully diluted shares - comes up with a $4.3 billion numbers which is 9.8 times forward adjusted EBITDA or $2926 per subscriber.

                      The transaction timing is that our board has approved this transaction and entered into a merger agreement with Sprint. It will be affected through a cash purchase through a reverse subsidiary merger. The other terms are that we have had already filed for an immediate stay of litigation with Sprint.

                      As you know we have a law suit pending - actually AirGate one of our subsidiaries has a lawsuit pending against sprint in Delaware court. We had put in a request for a stay of that litigation. The board and the management enter into voting agreements but the merger will be subject to Alamosa share holders and regulatory approval.

                      We think the proxy will be filed in the near future. We think that depending on the timing; will depend somewhat on SEC action if they require a review or non-review of the proxy. As soon as we can we'll issue a proxy and request the shareholders vote.

                      We think the timing - that will be in the first quarter of 2006. We think the - really the primary regulatory approval - there is some FCC approval of this some microwave stations and things like that. But the primary regulatory approval will be through the department of justice on Hart-Scott Rodino).


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
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                      We think we'll get an early termination of that because in effect there is not any overlap except with the Nextel assets and Sprint really dealt with that in their merging documents. So I think we'll get an early termination.

                      So we think by the time we have the shareholders vote we'll have or be able to have an immediate close following that shareholders vote. As you look at the relative valuation and this just lists other transactions that have been done - with Sprint affiliates - with other wireless companies.

                      And you can see the average there is about $2200 per sub and our transaction is $2926. If you look at EBITDA the average is 8.6 and this transaction is about 9.8. So I think it is a pretty good transaction and I think the fair value that Sprint has offered for the company. And that's why we have decided to take it to the shareholders and let them make the decision as to whether they approve the transaction.

                      If you look at our trading history over the last year actually this - this depicts from exactly a year ago including a time when Sprint announced on 12/15 their acquisition of Nextel including the $18.75 is a premium to any trading period during that time. And even above intraday highs anytime during that trading period.

                      If you look at our guidance we continue to operate the company - we're going to have a strong fourth quarter. We given guidance that on - in the Alamosa silo we'll have about $267 million of EBITDA. AirGate for the ten and a half month period will be about $73 million for a combined of $340 million.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                         Page 10

                      As we pro forma that for the full year which is really reflective of the enterprise - AirGate will have a full year of EBITDA of about $80 million which takes the Alamosa combined to $347 million. Fixed asset additions on a combined basis during the period that we're operating is about $140 million in cap-ex.

                      Net subscriber additions, we have said we will end the year combined basis of 205,000 net additions. We reduced AirGate slightly from our previous guidance and increased Alamosa and again that is just reflective of some of the churn issues we've encountered at AirGate.

                      When we look at the pro forma for the year that's about 220,000 or - that's a net increase of about 1.1 percentage points on our covered pops. Which again is a - is a number that not many carriers are able to do. Average monthly churn - you can see that for the year is between 2.3 and 2.4%.

                      In the Alamosa silo it's 2.2 to 2.3 and in AirGate silo it's slightly higher at 2.6 and 2.7. Again we think that will be managed down with time at AirGate as we improve the network. So again when we think about the investment highlights of why - why would you invest in wireless and why Alamosa is an investment choice.

                      We think the industry continues to see steady growth. We think that those customers that are there within our area are good prospects for growth. The economics that surround those customers is good.

                      And as we look at the point that we are in our development we continue to see a significant growth in the cash flow generation quarter over quarter. Those of you listening on the Web cast or those of you in the room on our Web page is an appendix that - that shows the calculation of the adjusted operating income before depreciation amortization.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                         Page 11

                      And demonstrates the multiple of that forward looking estimate of 2006 - also calculates adjusted EBITDA and reconciles the GAAP numbers to the adjusted EBITDA. And also shows how we derive ARPU and CCPU's and CPGAs. With that I would be glad to entertain any questions that you might have.

Man: Regarding the negotiations you have with Sprint/Nextel - there was a sense early on that you would renegotiating or re-affiliating. Can you talk to the paths when you went down and what the real hiccups were and the negotiation points and when you decided to settle on the sale?

David Sharbutt:       Yes I'd be glad to. We really started negotiating with
                      Sprint immediately after they announced their intent to merge with Nextel and had pretty intensive negotiations with them during that time with people at Sprint. And I -
                      I think that both parties (Sprint and Alamosa) worked real hard and intended to enter into a re-affiliation agreement.

                      Or a new affiliation agreement that was expanded to include Nextel services and future services for Sprint and Nextel that they came out with. So it was a very complex negotiation because it took a complex set of relationship and business dealings that we had between the two companies.

                      And expanded those pretty dramatically. And it also called both companies to think about as future services were added as to how we would offer those on a seamless basis as we had the (CDMA) services that we're offering today.


                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                         Page 12

                      And we continued both parties diligently, to work through that and try to find a solution to that problem. As we were dealing with the (IDEN) networks we found that Sprint had a desire to keep the (IDEN) network intact. And that is primarily because I think as everyone knows in the press there is some interest by the government of retaining or at least using that network for Homeland Security.

                      And so Sprint thought it was counter productive to break that network apart and then have to deal with that later. So we had to deal with that fact if they maintained ownership of that network how would we use it? Under what terms and how would it be - continue to be expanded as commercial venture.

                      All that being said both parties I think spent a lot of time and effort trying to get there - various times we thought - both parties I think thought we were close. And then we would encounter problems or issues that we'd have to go back and resolve in addition to those that had already been resolved.

                      Finally I think about a month ago both parties arrived at a point where we said you know this may be a puzzle that does not have a solution. And so we entered into a discussion of what are the other ways to resolve our conflict. And really we determined that there probably was only one - well there were two resolutions. We could continue to fight it out in conflict through the Delaware action we have pending.

                      But also you know I think both parties saw that we were going to have continued conflict if we went forward as Sprint continued to develop their suite of services. So the real - the only logical outcome then was maybe Sprint should not have Alamosa as an affiliate.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                         Page 13

                      And - so we entered into negotiation to talk about valuation and spent the time doing that. And I think we came up with a value that - that is fair to our shareholders. And I think Sprint believes it's a fair value for the assets that they're buying.

Man: Is it fair to assume that these issues that you countered would obviously apply to the other outstanding affiliates as well as to Alamosa.

David Sharbutt:       That's correct yes.

Man: And I have a question on with the asset as a part of Sprint as a parent do you feel that they could monetize or pay a value that Alamosa could not realize for the enterprise or could they sell to the enterprise customers that you could not do.

David Sharbutt:       Yes I think that the question is - are they better holders of those assets today than we are. And you know I think that's - there's a little bit of a mixed answer to that.
                      Many of our operating metrics are better than their operating metrics. And so because of our smaller size - we were able to focus on the market that we operate.

                      And so that allowed us to generate some better metrics in some areas than what they experienced. We're assuming that they can put management in place and put that kind of focus on there. And continue to match those metrics if they choose to.

                      So if they can do that there are significant synergies for them to operate these assets. And you know in the same way that - if you look at our operating statements and you take out the cost of litigation and dispute with Sprint you'll see that when we acquired AirGate last year our G&A expense has not gone up during that period of time.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                         Page 14

                      So we eliminated basically all of the G&A expense associated with that acquisition. We're assuming that Sprint can do the same thing in our case. Plus there are probably other synergies in operational network and other parts of the business where there will be significant synergies.

                      So I think that as they look at it that they were able to offer us a fair price and at the same time when they took into account the synergies that they would receive that it is an accretive transaction for them. An example of where we think there are very significant synergies is here in Phoenix. We have a switch here in Phoenix.

                      Because we operate the territory that surrounds Phoenix and Tucson. And so pretty much all of Arizona except for Phoenix and Tucson we are the operators. Now Sprint has a switch here also. So that would be a significant savings to eliminate one of those switches.

                      The same is true in Oklahoma City and some other locations where we think that they'll be able to eliminate switching locations and receive some operative synergies from - from that.

Man:                  One more question...

David Sharbutt:       Yes.


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                                                          ALAMOSA HOLDINGS, INC.
                                                      Moderator:  David Sharbutt
                                                            12-01-05/11:30 am ET
                                                            Confirmation #101828
                                                                         Page 15

Man: On the Cable partnership. Do you have any more idea as to the opportunity there with cable customers and have you done any work to determine whether that gives us a big opportunity in the market to up-sell them with wireless in a cable bundle. Have you done any work on that?

David Sharbutt:       We have not done any work on that.  No.

Man:                  All right thank you very much.

David Sharbutt:       All right thank you.


                                       END